Exhibit 99.1

Press Release www.shire.com

Director/PDMR Share Dealings

December 23, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that Ordinary Shares (“Shares”) and American Depositary Shares (“ADSs”) of the Company, as set out below, have been acquired today for the Non-Executive Directors, being the part of their total fees that are paid in shares for the period of service from October 1 to December 31, 2014.

	Type of Security (1)	Number of Shares/ADSs
Dominic Blakemore	Shares	122
William Burns	Shares	119
Dr. Steven Gillis	ADSs	37
Dr. David Ginsburg	ADSs	41
David Kappler	Shares	123
Susan Kilsby (2)	ADSs	150
Anne Minto	Shares	119
David Stout	ADSs	37

(1)   One ADS is equal to three Shares.
(2)   On October 23, 2014, Susan Kilsby’s fee as Chairman of Shire plc was increased to £450,000 per annum effective as of September 1, 2014. Twenty-five per cent of this amount will continue to be paid in stock. The number of ADSs acquired for Ms Kilsby, as referenced above, includes ADSs acquired in respect of the pro rata amount of her fee increase for the month of September, 2014.

The Shares and ADSs were acquired on the London Stock Exchange and NASDAQ respectively at £46.4937 per Share and $217.4953 per ADS.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com